Exhibit 23.5

KPMG LLP Suite 4000 1735 Market Street Philadelphia, PA 19103-7501

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements No. 333-217595, 333-197882, 333-185501, 333-182379, 333-171318, 333-151992, 333-135973, 333-114007, 333-270479 and 333-273810 on Form S-8 of NRG Energy, Inc. of our report dated May 9, 2025, except for modifications disclosed in Note 1b and Note 14, for which the date is August 14, 2025, with respect to the consolidated financial statements of CCS Power Finance Co, LLC, which report appears in the Form 8-K of NRG Energy, Inc. dated September 24, 2025.

/s/ KPMG LLP

Philadelphia, Pennsylvania
September 24, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.